DELTA AND PINE LAND COMPANY UPDATES FISCAL 2002 GUIDANCE
                           BASED ON NEW 2002 FARM BILL

                    Appoints KPMG LLP As Independent Auditor

         SCOTT, MISS., May 16, 2002 -- Delta and Pine Land Company (NYSE:DLP), a commercial breeder, producer and marketer of cotton planting seed, today announced updated guidance for the fiscal year ending August 31, 2002, based on the new 2002 Farm Bill that President Bush signed into law earlier this week. These revised estimates reflect our belief that the farm bill passage occurred too late in the spring to alter many cropping plans for 2002.
         For the fiscal year 2002, D&PL expects to report sales in the range of $255 million to $270 million and EPS in the range of $0.81 to $0.87, excluding legal expenses of approximately $0.05 related to the ongoing Monsanto litigation. Previously stated guidance for fiscal 2002, which assumed U.S. planted cotton acreage would remain consistent with 2001, projected sales in the range of $310 million to $325 million and EPS in the range of $1.05 to $1.12. Based on the most recent data available to D&PL, the Company believes that acreage planted to cotton in the U. S. this spring will fall to between 13.5 million and 14 million acres. Additionally, low commodity prices have stimulated growers to use all reasonable cost cutting measures available to them. Consequently, the Company has also seen a shift in products to lower cost and margin choices along with a continuation of the trend to decrease planting rates of seeds per acre.
         Murray Robinson, President and Chief Executive Officer, said, "As we said in our March earnings announcement, we have analyzed the Farm Bill impact and provided updated guidance as expeditiously as possible. Our results for 2002 are primarily impacted by a lower number of acres planted as well as a change in product mix. However, the new farm bill will provide support and opportunities for increased income to cotton producers. The new farm legislation provides greater support for many crops than that available in recent years, and we believe acres planted to cotton in the Spring of 2003 may return to a level nearer 2001, or in a range of 15.5 - 16 million acres. We also believe other fundamentals underlying the agricultural seed sector will improve and D&PL's results should rebound accordingly."
         The Company also announced today that its Board of Directors has appointed KPMG LLP as the Company's independent auditor for the year ending August 31, 2002, replacing Arthur Andersen LLP. There were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or practice, nor any other reportable events. The Company also said it would no longer retain Arthur Andersen for tax consulting services.
         In a separate release issued today, Delta and Pine Land Company announced it has reached a product development agreement with Syngenta under which Syngenta insect-resistant technology will be introgressed into elite D&PL germplasm to produce new insect-resistant cotton varieties for farmers in the future.
      Delta and Pine Land Company is a commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed. For more information, please refer to the Company's Web site at www.deltaandpine.com.

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Certain matters discussed in this release are "forward-looking statements,"
including statements about the Company's future plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect to the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission.